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                                                                     EXHIBIT 4.8


December 11, 2000


Fleet Capital Corporation
6100 Fairview Road
Suite 200
Charlotte, North Carolina  28210
Attention:  Roland Robinson

David Dinkins
Bank of America, N.A.
100 North Tryon Street
17th Floor
Charlotte, North Carolina  28255
Attention:  David Dinkins


           Notice of Voluntary Reduction of Revolving Credit Facility
                         and Revolving Facility Amount


Gentlemen:

         We refer to the Amended and Restated Loan and Security Agreement dated as of May 28, 1999 by and among CMI Industries, Inc., a Delaware corporation (the "Borrower"), the lenders party thereto from time to time (the "Lenders") and Fleet Capital Corporation, as agent for the Lenders (the "Agent") (as amended to date, the "Loan Agreement"). Terms defined therein and not otherwise defined herein are used herein as defined in the Loan Agreement.

         The Borrower hereby gives the Agent and the Lenders written notice pursuant to Section 2.6 of the Loan Agreement that, effective December 22, 2000 (the "Notice Effective Date"), the Revolving Credit Facility shall be reduced from $28,000,000 to $22,000,000 (resulting in a corresponding reduction in the Revolving Facility Amount) which notice shall be irrevocable.

         In accordance with the terms of Section 2.6 of the Loan Agreement, the Borrower hereby agrees to pay to the Agent, for the benefit of the Lenders, the amount necessary to reduce the amount of the Revolving Credit Loans outstanding under the Revolving Credit Facility to the Revolving Facility Amount as so reduced, together with accrued interest on the amounts so prepaid.

         In addition, the Borrower hereby requests that the Agent and the Lenders agree, effective as of the Notice Effective Date, to reduce from $10,000,000 to $7,000,000 the respective reserves established against the Borrowing Base and the Revolving Facility Amount pursuant to Amendment No. 4 to the Loan Agreement. For the avoidance of doubt, the Borrower acknowledges specifically that from and after the Notice Effective Date, the Unused
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CMI Industries, Inc.
December 11, 2000
Page 2



Commitment Fee payable pursuant to Section 4.3 of the Loan Agreement shall be payable on the daily average unused portion of the Revolving Credit Facility excluding the reserve as so reduced.

         Except to the extent expressly modified as set forth above, the Loan Agreement and the terms, conditions and provisions of the other Loan Documents remain in full force and effect and are hereby ratified and confirmed.

         Please acknowledge your receipt of this letter and agreement to the terms hereof, by signing a copy of this letter in the space provided and returning it to the undersigned.


                                    Very truly yours,

                                    CMI INDUSTRIES, INC.



                                    By: /s/ James A. Ovenden
                                        ----------------------------
                                        James A. Ovenden
                                        Executive Vice President and
                                        Chief Financial Officer


Received and agreed this _ day
of December 2000:


FLEET CAPITAL CORPORATION, as the Agent
and a Lender



By: /s/ Roland J. Robinson
    -------------------------------------
    Name:  Roland J. Robinson
           ------------------------------
    Title: SVP
           ------------------------------

Received and agreed this _ day
of December 2000:

BANK OF AMERICA, N.A., as a Lender



By: /s/ David H. Dinkins
    -------------------------------------
    Name:  David H. Dinkins
           ------------------------------
    Title: Principal
           ------------------------------